Exhibit 16.1
June 9, 2021
Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549
Ladies and Gentlemen:
We have read Nautilus Biotechnology, Inc. statements (formally known as ARYA Sciences Acquisition Corp III) included under Item 4.01 of its Form 8-K dated June 9, 2021. We agree with the statements concerning our Firm under Item 4.01, in which we were informed of our dismissal on June 9, 2021. We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

/s/ WithumSmith+Brown, PC

New York, New York